EXHIBIT 99.12

                                    EXHIBIT A


                                    GRQ, LLC
                                 95 Midland Road
                                Saginaw, MI 48603

                                                               February 25, 2003


BY COURIER DELIVERY SERVICE AND FACSIMILE
-----------------------------------------

Bigmar, Inc.                                   Bigmar, Inc.
9711 Sportsman Club Road                       c/o Bioren Division
Johnstown, Ohio 43031                          4 Rue Des Iles
Attention: Phillippe J.H. Rohrer,              Couvet, Switzerland 2108
Secretary                                      Attention: Phillippe J.H. Rohrer,
Fax: 740-966-5801                              Secretary
                                               Fax: 011-41-32-864-9394

Dear Mr. Rohrer:

         I am the Member Manager of GRQ, LLC ("GRQ"), a Michigan company, which is a holder of record of 333,333 shares of common stock of Bigmar, Inc. ("Bigmar" or the "Company"). Pursuant to Section 220 of the Delaware General Corporation Law and Delaware common law, GRQ hereby demands inspection of, and the right to make copies and extracts of the Bigmar's books and records as detailed in the attached Schedule A.

         The purpose of this request is to:

          A. Determine the financial condition and operations of Bigmar in light of the Company's failure to provide financial statements or other disclosures about its financial affairs and business for the past 12 months in periodic reports required under the federal securities laws or otherwise.

          B. Investigate the existence of mismanagement, waste of corporate assets and self dealing by incumbent executive officers and directors of the Company, including specifically (i) the failure to file periodic and other reports with the Securities and Exchange Commission; (ii) the failure to defend the entry of a judgment against one of the Company's Swiss subsidiaries in favor of Bigmar's Chief Executive Officer for approximately $1.325 million; (iii) the significant dilution of shareholder equity through issuance of 10 million shares of Bigmar stock to its Chief Executive Officer; (iv) the diversion of corporate funds by the Company's Chief Executive Officer for his personal use and benefit; (v) the failure of the Company to maintain adequate


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               records and internal financial controls over the Company's assets and disbursements of corporate funds; and (vi) the closure of the Company's U.S. offices and termination of stability studies for the Company's products at that location.

          C. Determine the actual value of Bigmar stock for possible sale and to communicate with other shareholders regarding the actions to be taken with respect to the decline in shareholder value.

          D. Investigate and evaluate initiatives and proposed initiatives by Bigmar's incumbent management to implement any reorganization, recapitalization or other measures designed to deter a takeover or result in a change of control of Bigmar.

         Please contact me at 989-797-5502 to discuss a time for an inspection by a GRQ representative of the records list described above. Alternatively, copies of the requested documents may be sent to GRQ's address as set forth above. To the extent that Bigmar deems any of the requested documents to be privileged or otherwise objectionable, and withholds such documents on such grounds of privilege or other objection, we are prepared to inspect all documents to which no objection is interposed and to immediately confer with Bigmar with regard to any records that have been withheld.

         Sincerely,

         GRQ, LLC



         By: /s/ Cynthia R. May
             --------------------
             Cynthia R. May
             Member Manager

         Encl.
         cc:  Ralph V. DeMartino, Esq.
              Dilworth Paxson, LLP
              1818 N Street, NW, Suite 400
              Washington, DC 20036
              Fax: (202) 452-0930

                                    AFFIDAVIT




         STATE OF MICHIGAN )
                           )
         COUNTY OF SAGINAW )



         Cynthia R. May, being duly sworn on oath, deposes, and says:

          1. I am a Member Manager of GRQ, LLC ("GRQ"), a Michigan limited liability company, and am authorized to act on behalf of GRQ.

          2. GRQ is a holder of record of 333,333 shares of common stock of Bigmar, Inc.

          3. The statements I have made in my letter dated February 25, 2003, addressed to Bigmar and attached hereto as EXHIBIT A, are true and correct to the best of my knowledge, information and belief.


Sworn before me this 25th day of February 2003



         /s/ Sarah Ostrander
         ---------------------
         Notary Public


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                                   SCHEDULE A
                                   ----------

1. The following financial statements of Bigmar and each of its owned subsidiaries, including Bigmar Pharmaceuticals S.A. and Bioren S.A. (collectively the "Subsidiaries"): monthly financial statements including balance sheets; income statements, cash flow statements and trial balances; unaudited financial statements (both consolidated and unconsolidated) for Bigmar and each of its subsidiaries for the fiscal years ended December 31, 2001, and December 31, 2002, and for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

2. All cash receipts and disbursement journals, check registers, bank statements, cancelled checks and wire transfer authorizations for Bigmar and each of its subsidiaries for the period March 2002 through February 2003.

3. All minutes of meetings of the Board of Directors or the stockholder(s) of Bigmar and of each of its Subsidiaries, and all consents in lieu of meeting of the Board of Directors and of the stockholder(s) of Bigmar and of each of its subsidiaries from March 2002 through February 2003, and any reports submitted to the Board or to stockholders of the Company from January 2002 through February 2003.

4. Memoranda, reports, correspondence, emails or other communications (hereafter "Communications") between or among members of the Board of Directors and the executive officers of Bigmar or its subsidiaries, (collectively "Incumbent Management") and any communications between or among the Incumbent Management and any accountant, auditor, legal counsel or business or financial adviser of Bigmar or any of its subsidiaries ("Outside Advisers") reflecting advice, deliberations, recommendations, conclusions or decisions (hereafter "Evaluations") on the preparation or filing of Bigmar's annual report on Form 10-K for the fiscal years ended December 31, 2001, and December 31, 2002, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

5. Communications between or among Incumbent Management and between and among Incumbent Management and Outside Advisers reflecting Evaluations on the preparation or filing of any current reports on Form 8-K during the period March 2002 through February 2003.

6. Communications between or among Incumbent Management, and between or among Incumbent Management and Outside Advisers, reflecting Evaluations on the proceedings brought by Bigmar's Chief Executive Officer in a Swiss court against Bigmar Pharmaceuticals S.A. in February 2002 and the resulting judicial decree in that proceeding, or on an asserted


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

     loan for approximately US $1.325 million that was the subject of that proceeding (as referenced in the October 2, 2002 Schedule 13-D filed with the Securities and Exchange Commission by John J. Tramontana).

7. Communications between or among Incumbent Management, and between and among Incumbent Management and Outside Advisers, reflecting Evaluations on any of the following:

     (a) Any request received by Bigmar from Mr. Tramontana to indemnify Mr. Tramontana for fees and expenses he incurred in litigation in the Chancery Court of the State of Delaware captioned In re Bigmar, Inc. 225 Litigation.

     (b) Any indemnification or requested indemnification by Bigmar of fees and expenses incurred in connection with litigation in the Chancery Court of the State of Delaware captioned In re Bigmar, Inc. Section 225 Litigation.

     (c) Any investigation or inquiry into possible acts of misconduct committed by any current or former director or executive officer of Bigmar.

8. Communications between or among the Incumbent Management, and between or among the Incumbent Management and any Outside Advisers regarding the formation and conduct of any committee of Bigmar's Board of Directors established to consider any of the matters in paragraph 7 above.

9. Communications between or among the Incumbent Management, and between or among the Incumbent Management and any Outside Advisers reflecting Evaluations with respect to Bigmar's issuance within the past 90 days of 10 million shares of Bigmar stock to John J. Tramontana, or with respect to any other "related transaction" involving Bigmar or its Subsidiaries from March 2002 through February 2003. For purpose of this Paragraph the term "related transactions" shall have the meaning set forth in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

10. Communications between or among the Incumbent Management, and between or among the Incumbent Management and any Outside Advisers, reflecting Evaluations with respect to the closing of Bigmar's U.S. office located in Johnstown, Ohio, or the cessation of stability studies at this site during 2002.

11. Communications between or among the Incumbent Management, and between or among the Incumbent Management and any Outside Advisers,


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     reflecting Evaluations with respect to the noticing of convening a stockholders meeting of Bigmar during the period March 2002 through February 2003.

12. Communications between or among the Incumbent Management, and between or among the Incumbent Management and any Outside Advisers, reflecting Evaluations wity respect to any offers or expressions of interest in the possible acquisition of Bigmar or any of its Subsidiaries from March 2002 through February 2003.

13. Communications between or among the Incumbent Management, and between or among the Incumbent Management and any Outside Advisers, reflecting Evaluations with respect on the formation of one or more Spanish subsidiaries of Bigmar.

14. Communications between or among the Incumbent Management, and between or among the Incumbent Management and any Outside Advisers, reflecting Evaluations on the adoption, approval, or possibility of adoption or approval, by Bigmar or any of its Subsidiaries of any merger, reorganization, recapitalization or other measures designed as an anti-takeover device or to deter a change in control of Bigmar or any of its Subsidiaries.

15. Any subscription agreement, stock purchase agreement or other instrument regarding the issuance within the past 90 days of 10 million shares of Bigmar stock to John J. Tramontana.


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